Exhibit 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities of YY Inc.

Place of Incorporation

Subsidiaries
Duowan Entertainment Corporation	BVI
NeoTasks Inc.	Cayman Islands
NeoTasks Limited	Hong Kong
Guangzhou Huanju Shidai Information Technology Co., Ltd.	PRC
Huanju Shidai Technology (Beijing) Co., Ltd.	PRC
Zhuhai Duowan Information Technology Co., Ltd.	PRC
HUYA Inc.	Cayman Islands
Huya Limited	Hong Kong
Guangzhou Huya Technology Co., Ltd.	PRC
Engage Capital Partners I. L.P.	Cayman Islands
BiLin Information Technology Co., Ltd.	Cayman Islands
BiLin Information Technology Co., Limited	Hong Kong
Guangzhou Bilin Changxiang Information Technology Co., Ltd.	PRC
Guangzhou 100-EducationTechnology Co., Ltd.	PRC
Bigo Inc.	Cayman Islands
Beyond Precision Limited	Cayman Islands
Bigo Technology Pte. Ltd.	Singapore
Bigo (Hong Kong) Limited	Hong Kong
Guangzhou BaiGuoYuan Information Technology Co., Ltd.	PRC

Consolidated Affiliated Entities
Beijing Tuda Science and Technology Co., Ltd.	PRC
Guangzhou Huaduo Network Technology Co., Ltd.	PRC
Guangzhou Huanju Electronic Commerce Co., Ltd.*	PRC
Zhuhai Huanju Interactive Entertainment Technology Co., Ltd.*	PRC
Guangzhou Huanju Microfinance Co., Ltd.*	PRC
Guangzhou Bilin Online Information Technology Co., Ltd.	PRC
Guangzhou Huya Information Technology Co., Ltd.	PRC
Guangzhou Sanrenxing 100-Education Technology Co., Ltd.	PRC
Guangzhou BaiGuoYuan Network Technology Co., Ltd.	PRC
Shanghai Yilian Equity Investment Partnership(LP)	PRC
Guangzhou Yilian Yixing Equity Investment Partnership(LP)	PRC

 * Wholly owned subsidiaries of Guangzhou Huaduo Network Technology Co., Ltd.